EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma combined condensed statements of operations for the nine months ended October 1, 2006 and the year ended January 1, 2006, and the unaudited pro forma combined condensed balance sheet as of October 1, 2006, are presented herein. Illumina’s fiscal year consists of 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30, and September 30. The unaudited pro forma combined condensed statements of operations for the nine months ended October 1, 2006 and the year ended January 1, 2006 combine the historical results of Illumina and Solexa and give effect to the merger as if it had occurred on January 3, 2005. The unaudited pro forma combined condensed statement of operations for the year ended January 1, 2006 also gives effect to Illumina’s April 2005 acquisition of CyVera Corporation, which we refer to as CyVera, as if it had occurred on January 3, 2005. The unaudited pro forma combined condensed balance sheet combines the unaudited condensed balance sheets of Illumina and Solexa and gives effect to the merger as if it had been completed on October 1, 2006.

The unaudited pro forma combined condensed financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the merger occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of Illumina and Solexa, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined condensed financial statements;

•	the separate historical financial statements of Illumina as of and for the three and nine months ended October 1, 2006 included in Illumina’s Quarterly Report on Form 10-Q for the three and nine months ended October 1, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of Illumina as of and for the year ended January 1, 2006 included in Illumina’s Annual Report on Form 10-K for the year ended January 1, 2006, which is incorporated by reference into this document;

•	the separate historical financial statements of Solexa as of and for the three and nine months ended September 30, 2006 included in Solexa’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2006, which is incorporated by reference into this document; and

•	the separate historical financial statements of Solexa as of and for the year ended December 31, 2005 included in Solexa’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this document.

The unaudited pro forma combined condensed financial information was prepared using the purchase method of accounting. Based upon the terms of the merger and other factors, such as the composition of the combined company’s board and senior management, Illumina is treated as the acquiror of Solexa for both legal and accounting purposes. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger.

The unaudited pro forma combined condensed statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results. The unaudited pro forma combined condensed statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs. Cost savings, if achieved, could result from elimination of redundant spending such as public company costs, headcount and consolidated material sourcing.

In the unaudited pro forma combined condensed balance sheet, Illumina’s cost to acquire Solexa has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the merger. Any differences between fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the unaudited pro forma combined condensed financial statements are based on management’s preliminary internal valuation estimates. Definitive allocations will be performed and finalized after the closing of the merger. Accordingly, the preliminary purchase price allocation adjustments reflected in the following unaudited pro forma combined condensed financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair values after the closing of the merger.

The unaudited pro forma combined condensed financial statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. For example, on November 12, 2006, Illumina entered into a definitive securities purchase agreement with Solexa in which Illumina agreed to invest approximately $50 million in Solexa in exchange for newly issued shares of Solexa common stock. The purchase by Illumina of shares of Solexa common stock as contemplated by the securities purchase agreement was completed on November 13, 2006. Pursuant to the terms of the securities purchase agreement, Illumina agreed to purchase 5,154,639 newly issued shares of Solexa common stock for $9.70 per share, representing aggregate cash consideration of approximately $50 million. The effect of this investment has not been included in the accompanying pro forma combined condensed financial statements and notes thereto.

The unaudited pro forma combined condensed financial statements do not reflect certain amounts resulting from the merger because Illumina and Solexa consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit and non-recurring costs related to the integration of the Illumina and Solexa businesses. To the extent the exit costs relate to the Solexa business and meet certain criteria, they will be recognized in the opening balance sheet in accordance with Emerging Issues Task Force (EITF) Issue No 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. To the extent that such costs relate to the Illumina business, they will not meet the criteria in EITF Issue No 95-3, and will be recorded as expenses pursuant to Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Illumina and Solexa have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. However, at this time, the status of the integration plans and the related merger-related costs are too uncertain to include in the pro forma financial information.

Based on Illumina’s preliminary review of Solexa’s summary of significant accounting policies disclosed in Solexa’s financial statements, the nature and amount of any adjustments to the historical financial statements of Solexa to conform their accounting policies to those of Illumina are not expected to be significant. Upon consummation of the merger, further review of Solexa’s accounting policies and financial statements may result in required revisions to Solexa’s policies and classifications to conform to such policies and classifications of Illumina.

COMBINED PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	For the Nine Months Ended
	October 1,	September 30,
	2006	2006	Pro Forma			Pro Forma
	Illumina	Solexa	Adjustments	Notes		Combined
	(In thousands, except per share data)

Revenue	$124,151	$2,434	$—			$126,585
Costs and expenses:
Cost of revenue	39,225	2,167	2,110	(a	)	43,634
			132	(c	)
Manufacturing startup and excess capacity costs	—	2,110	(2,110)	(a	)	—
Research and development expenses	24,547	17,621	1,463	(c	)	43,631
Selling, general and administrative expenses	39,143	12,902	(385)	(b	)	53,831
			2,171	(c	)
Amortization of acquired identifiable intangible assets	—	—	1,710	(b	)	1,710

Income (loss) from operations	21,236	(32,366)	(5,091)			(16,221)
Interest and other income, net	3,420	2,072	—			5,492

Income (loss) before income taxes	24,656	(30,294)	(5,091)			(10,729)
Provision for income taxes (income tax benefit)	1,830	(1,292)	(810)	(d	)	(272)

Net income (loss)	22,826	(29,002)	(4,281)			(10,457)
Dividends	—	—	—			—

Net loss attributable to common stockholders	$22,826	$(29,002)	$(4,281)			$(10,457)

Net income (loss) per share, basic	$0.52					$(0.19)

Net income (loss) per share, diluted	$0.48					$(0.19)

Shares used in calculating net income (loss) per share, basic	43,766		12,449	(e	)	56,215

Shares used in calculating net income (loss) per share, diluted	48,004		8,211	(e	)	56,215

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

				For the Year
	For the Year Ended			Ended
	January 1, 2006			December 31,
			Illumina	2005	Pro Forma			Pro Forma
	Illumina	CyVera(1)	Combined	Solexa	Adjustments	Notes		Combined
	(In thousands, except per share data)

Revenue	$73,501	$—	$73,501	$4,150	$—			$77,651
Costs and expenses:
Cost of revenue	23,181	—	23,181	7,066	306	(c	)	30,553
Research and development expenses	27,809	785	28,594	17,294	3,381	(c	)	49,269
Selling, general and administrative expenses	28,158	299	28,457	12,030	(464)	(b	)	45,042
					5,019	(c	)
Amortization of acquired identifiable intangible assets	—	—	—	—	2,280	(b	)	2,280
Acquired in-process research and development	15,800	—	15,800	—	—			15,800
Restructuring charge	—	—	—	333	—			333

Loss from operations	(21,447)	(1,084)	(22,531)	(32,573)	(10,522)			(65,626)
Interest and other income, net	573	(12)	561	414	—			975

Loss before income taxes	(20,874)	(1,096)	(21,970)	(32,159)	(10,522)			(64,651)
Income tax benefit related to research and development costs	—	—	—	(2,999)	—			(2,999)

Net loss	(20,874)	(1,096)	(21,970)	(29,160)	(10,522)			(61,652)
Dividends	—	—	—	(522)	—			(522)

Net loss attributable to common stockholders	$(20,874)	$(1,096)	$(21,970)	$(29,682)	$(10,522)			$(62,174)

Net loss per share, basic and diluted	$(0.52)		$(0.55)					$(1.18)

Shares used in calculating net loss per share, basic and diluted	40,147		40,147		12,449	(e	)	52,596

(1)	Reflects the results of CyVera’s operations from January 3, 2005 until Illumina’s acquisition of CyVera on April 8, 2005.

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

	As of	As of
	October 1,	September 30,
	2006	2006	Pro Forma			Pro Forma
	Illumina	Solexa	Adjustments	Notes		Combined
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$44,166	$47,051	$(9,550)	(g	)	$81,667
Short-term investments	125,776	—	—			125,776
Accounts receivable, net	29,045	399	—			29,444
Inventory, net	19,397	3,669	—			23,066
Prepaid expenses and other current assets	2,519	5,194	—			7,713

Total current assets	220,903	56,313	(9,550)			267,666
Property and equipment, net	25,388	4,955	—			30,343
Goodwill	2,125	22,529	266,896	(h	)	291,550
Intangible and other assets, net	8,061	3,738	19,517	(i	)	31,316
Acquired in-process research and development	—	—	254,600	(f	)	—
			(254,600)	(f	)

Total assets	$256,477	$87,535	$276,863			$620,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$33,362	$8,689	$—			$42,051
Current portion of long-term debt	94	32	—			126

Total current liabilities	33,456	8,721	—			42,177
Long-term debt, net of current portion	—	23	—			23
Deferred rent and lease obligations	1,052	1,612	—			2,664
Deferred gain on sale of land and building	2,562	—	—			2,562
Other long-term liabilities	8,333	2,224	—			10,557

Total liabilities	45,403	12,580	—			57,983

Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	465	366	(366)	(j	)	589
			124	(k	)
Additional paid-in capital	331,900	152,087	(152,087)	(j	)	938,194
			521,432	(k	)
			84,862	(k	)
Accumulated other comprehensive income	470	3,344	(3,344)	(j	)	470
Accumulated deficit	(121,761)	(80,842)	80,842	(j	)	(376,361)
			(254,600)	(f	)

Total stockholders’ equity	211,074	74,955	276,863			562,892

Total liabilities and stockholders’ equity	$256,477	$87,535	$276,863			$620,875

Pro forma common shares outstanding(l)						58,955

See accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1.	Basis of Presentation

On November 12, 2006, Illumina entered into a definitive merger agreement with Solexa for a stock-for-stock merger transaction. Under the terms of the merger agreement, which has been unanimously approved by the board of directors of each company, Solexa stockholders will receive shares of Illumina common stock in exchange for the shares of Solexa common stock they hold. The exchange ratio will be determined by dividing $14.00 by the volume weighted average trading price of Illumina common stock as reported by NASDAQ for ten randomly selected trading days during the 20-day trading period ending five trading days prior to the closing of the merger, which we refer to as the Illumina Average Price, which represents total consideration of approximately $616 million. If the Illumina Average Price is equal to or greater than $47.30, then the exchange ratio will be fixed at 0.296 of a share of Illumina common stock for each share of Solexa common stock, and if the Illumina Average Price is equal to or less than $40.70, then the exchange ratio will be fixed at 0.344 of a share of Illumina common stock for each share of Solexa common stock.

As of November 12, 2006, there were approximately 36.6 million shares of Solexa common stock outstanding. Based on these amounts and the terms outlined above, Solexa stockholders will receive a total of approximately 12.2 million shares of Illumina common stock. The exact number of shares to be issued will depend on the number of related Solexa shares outstanding at the closing of the merger. In addition, certain executives at Solexa will receive change in control bonuses totaling approximately $9.0 million upon consummation of the merger. These bonuses will be paid in shares of Illumina common stock and are based on a percentage of the amount by which the consideration received by Solexa stockholders as a direct result of the change in control exceeds the sum of $150 million plus the aggregate gross proceeds received by Solexa through sales of equity securities after the effective date of such bonus arrangement. Assuming a market price of $41.8950 per share of Illumina common stock at closing, total equity consideration received in the merger of approximately $600 million, which includes the fair market value of vested stock options, warrants and restricted stock assumed, and that executive bonuses will equal an aggregate of 2% of consideration in excess of $150 million, the total shares issuable in connection with such change in control bonuses will be approximately 0.2 million shares of Illumina common stock.

As of November 12, 2006, there were approximately 12.4 million Solexa shares estimated to be issuable upon exercise of outstanding options, warrants and restricted stock. These shares will be converted to Illumina shares at the closing date of the merger. Total estimated merger consideration also includes approximately $84.9 million representing the fair market value of the vested options, warrants and restricted stock assumed. Illumina also expects to recognize approximately $17.4 million of non-cash stock-based compensation expense related to unvested stock options at the time the acquisition is consummated. This expense is expected to be recognized beginning from the time the acquisition is consummated over a weighted-average period of approximately two years. These unvested awards were valued using the following assumptions:

Interest rate	4.70 – 5.10%
Volatility	58.50 – 59.85%
Expected life	0.4 – 4.18 yea	rs
Expected dividend yield	0%

The purchase price of the acquisition is approximately $616 million estimated as follows (in thousands):

Fair market value of securities issued	$512,556
Transaction costs	9,550
Fair market value of securities issued for change in control bonuses	9,000
Fair market value of vested stock options, warrants and restricted stock assumed	84,862

Total purchase price	$615,968

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

The allocation of the preliminary purchase price is summarized below (in thousands):

Current assets	$56,313
Property, plant and equipment, net	4,955
Other assets	455
Current liabilities	(8,721)
Other long-term liabilities	(3,859)

Net tangible assets acquired	49,143

Identifiable intangible assets (core technology)	22,800
In-process research and development	254,600
Goodwill	289,425

Total net assets acquired	$615,968

The value of the Illumina shares used in determining the purchase price was $41.8950 per share based on the average of the closing price of Illumina common stock for a range of four trading days, including two days prior to and two days subsequent to the announcement of the offer on November 13, 2006.

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of the assets acquired, including fair values of acquired in-process research and development (IPR&D) and other identifiable intangibles, and the fair value of liabilities assumed as of the date that the acquisition is consummated. The excess of the purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The purchase price allocation will remain preliminary until Illumina completes its valuation of significant identifiable intangible assets acquired (including IPR&D), evaluates integration plans to be undertaken following the consummation of the merger and determines the fair values of other assets and liabilities acquired. The final determination of the purchase price allocation is expected to be completed as soon as practicable after the consummation of the merger. The final amounts allocated to assets and liabilities acquired could cause material differences in the information presented in the unaudited pro forma combined condensed financial statements.

The amount allocated to acquired IPR&D represents an estimate of the fair value of acquired, to-be-completed research projects. The values of the research projects will be determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. These cash flows will be estimated by forecasting total revenues expected from these products and then deducting appropriate operating expenses, cash flow adjustments and contributory asset returns to establish a forecast of net cash flows arising from the in-process technology. These cash flows will be substantially reduced to take into account the time value of money and the risks associated with the inherent difficulties and uncertainties given the projected stage of development of these projects at closing. For purposes of the unaudited pro forma combined condensed balance sheet as of October 1, 2006, $254.6 million of the total purchase price has been allocated to acquired IPR&D which relates to products that are not expected to have reached technological feasibility as of the closing date and have no alternative future use. At the announcement date, Solexa’s ongoing research and development initiatives were primarily involved with the development of its genetic analysis platform for sequencing and expression profiling. These projects were approximately 80% to 90% complete at the announcement date. As of the date of expected closing of the merger, these projects are not expected to have reached technological feasibility and will have no alternative future use. Accordingly, the amounts allocated to IPR&D are expected to be charged to the statement of operations in the period the acquisition is consummated.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

2.	Pro Forma Adjustments

Pro Forma Statement of Operations Adjustments

(a) To reclassify Solexa manufacturing start-up and excess capacity costs of $2.1 million for the nine months ended September 30, 2006 to cost of revenue to conform to Illumina’s presentation.

(b) Reflects amortization of $1.7 million and $2.3 million for the nine months ended October 1, 2006 and the year ended January 1, 2006, respectively, for an identifiable intangible asset related to core technology based on the estimated fair value assigned to this asset at the date of acquisition, assuming an estimated useful life of ten years, as well as the elimination of historical Solexa intangible amortization of $0.4 million and $0.5 million for the nine months ended September 30, 2006 and the year ended December 31, 2005, respectively.

(c) Reflects non-cash stock compensation expense of $6.6 million and $8.7 million for the nine months ended October 1, 2006 and the year ended January 1, 2006, respectively, related to the amortization of the fair value of the stock options unvested at the time the acquisition is consummated, as well as the elimination of historical Solexa non-cash stock compensation expense of $2.8 million for the nine months ended October 1, 2006.

(d) Reflects the income tax impact of Solexa’s net loss into the combined condensed consolidated pro forma statement of operations for the nine months ended October 1, 2006, which resulted in lower United States and California taxable income and alternative minimum tax expense for the period presented.

(e) The pro forma adjustment to shares used to calculate basic net income (loss) per share is comprised as follows (in thousands, except assumed exchange ratio):

Solexa common shares outstanding as of November 12, 2006	36,611
Assumed exchange ratio	0.334

Estimated Illumina shares to be issued in exchange for Solexa shares	12,234
Estimated Illumina shares issued as change in control bonuses	215

Total estimated Illumina shares to be issued in connection with the acquisition of Solexa	12,449

The pro forma adjustment to shares used for diluted net loss per share is comprised as follows (in thousands):

	Nine Months Ended	Year Ended
	October 1,	January 1,
	2006	2006

Shares to be issued in connection with the acquisition of Solexa	12,449	12,449
Less: Illumina anti-dilutive shares	(4,238)	—

Shares used to calculate pro forma diluted net income (loss) per share	8,211	12,449

Pro Forma Balance Sheet Adjustments

(f) Reflects the portion of the purchase price allocated to acquired IPR&D projects that, as of the closing date of the merger, will not have reached technological feasibility and have no future alternative use. The preliminary estimate of fair value of acquired IPR&D is $254.6 million. The amount of acquired IPR&D is subject to change and will be finalized upon consummation of the transaction and completion of a valuation analysis of Solexa’s assets and liabilities. Because this expense is directly attributable to the acquisition and will not have a continuing impact in excess of one year, the impact of the acquired IPR&D is not reflected in

Notes to Unaudited Pro Forma Combined Condensed Financial Statements — (Continued)

the unaudited pro forma combined condensed statements of operations. However, this item will be recorded as an expense in the period that the acquisition is completed. For every $10.0 million increase to the amount allocated to acquired IPR&D, there will be a $10.0 million increase to net loss in the period in which the transaction occurs. Additionally, goodwill will also decrease by $10.0 million.

(g) Reflects estimated transaction costs consisting primarily of investment banker fees, legal and professional fees of approximately $9.6 million.

(h) Reflects the elimination of historical Solexa goodwill of $22.5 million and the addition of goodwill from the preliminary purchase price allocation of $289.4 million.

(i) Reflects the portion of the purchase price allocated to an acquired intangible asset representing core technology of $22.8 million, less Solexa’s historical net intangible assets of $3.3 million. The amount of this intangible asset is subject to change and will be finalized upon consummation of the merger and completion of a valuation analysis.

(j) Reflects the elimination of historical Solexa stockholders’ equity.

(k) Reflects the issuance of Illumina common stock, including common stock issued related to change in control bonuses, and the fair value of Solexa’s vested stock options.

(l) Reflects the pro forma shares outstanding as of October 1, 2006 calculated as follows (in thousands):

Historical Illumina common shares outstanding as of October 1, 2006	46,506
Shares assumed issued in connection with the acquisition of Solexa	12,449

Pro forma common shares outstanding as of October 1, 2006	58,955